Copyright 1996 Business Wire, Inc.
                                 Business Wire

                             July 9, 1996, Tuesday

DISTRIBUTION: Business Editors

LENGTH: 912 words

HEADLINE: 99 Cents Only Stores reports sales increase of 19% for the second quarter ending June 30, 1996; the company's largest store is scheduled to open on July 25, 1996

DATELINE: CITY OF COMMERCE, Calif.

BODY:
     July 9, 1996--99 Cents Only Stores (NYSE:NDN) reported sales of $43.2 million for the quarter ended June 30, 1996.

     This represents an increase of $6.9 million, or 19.0%, over sales of $
36.3 million during the same period last year. Year-to-date sales increased $15.6 million, or 22.3%, from $69.9 million to $85.5 million for the six months ended June 30, 1996. For the year 1995, sales were $152.8 million.

     For the second quarter of 1996, sales in comparable 99 Cents Only Stores increased 0.35% over the same period last year. Comparable store sales increased 1.38%, if the company excludes one store that remained open after a larger newer store was opened in the same city, Garden Grove, Calif.

     The company plans to open its largest store, a 26,000 square-foot location, in Anaheim, Calif., on Thursday, July 25, 1996. The company plans to open an additional four to five stores during the remainder of the year. Signed leases to date include new locations in El Monte, Calif., and Santa Ana, Calif., and a relocation to a larger site in Lincoln Heights, Calif.

     Also, the company recently entered into a purchase and sale agreement to buy a new store location in Fullerton, Calif. This will be the first company-owned store location. After this cash purchase, the company will still have more than $30 million in cash and no long-term debt.

     The company is a leading deep-discount retailer of primarily name brand, consumable general merchandise, at the 99 cent price point. 99 Cents Only Stores operates 38 retail stores, all in Southern California and a wholesale division under the name of Bargain Wholesale.

CONTACT: 99 Cents Only Stores, City of Commerce
                    Eric Schiffer, 213/980-8145

LANGUAGE: ENGLISH

LOAD-DATE: July 10, 1996


                                   EXHIBIT A